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                                                                  EXHIBIT 10.62



                        DEFERRED COMPENSATION AGREEMENT


                 Deferred Compensation Agreement ("Agreement"), dated April 2, 1997, by and between John Alden Financial Corporation (the "Company") and Glendon E. Johnson (the "Executive").

                              W I T N E S S E T H:

                 WHEREAS, the Executive is employed as the Chief Executive Officer of the Company and is entitled to remuneration from the Company in connection with such employment; and

                 WHEREAS, the Company and the Executive acknowledge that the payment of remuneration to the Executive during 1997 and future years could result in certain amounts being non-tax deductible by the Company as a result of the limitations imposed by section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"); and

                 WHEREAS, the parties wish to enter into this Agreement to defer the payment to the Executive of certain amounts payable under incentive compensation arrangements of the Company that would, together with other remuneration of the Executive, exceed the limitations of Section 162(m);

                 NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                 1. Limitation and Deferral of Payments. In the event that all or any portion of the Bonus Payments (defined below) to be made to the Executive during any year would be disallowed as a federal income tax deduction by the Company under Section 162(m), then the Executive shall receive Bonus Payments during such year only to the extent such amounts can be paid without disallowance of the Company's deduction under Section 162(m), as determined in good faith by the Company in its sole discretion, and the balance of the Bonus Payments shall be deferred for later payment to the Executive in accordance with paragraph 3 below. For purposes of determining the amount of any Bonus Payment that may be paid currently to the Executive in accordance with the foregoing, it shall be assumed that (i) the Executive will remain in the Company's employ through the close of the relevant year and be paid at the same base salary rate as in effect
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on the date the Bonus Payment would otherwise be made and (ii) all remuneration paid (or assumed to be paid) by the Company to the Executive that constitutes "applicable employee remuneration" within the meaning of Section 162(m)(4) for the relevant year shall be applied against the Section 162(m) limitation before taking into account the applicable Bonus Payment. For purposes hereof, "Bonus Payments" shall mean all payments to which the Executive becomes entitled during 1997 and future years, based on services rendered during 1997 and future years, under all bonus and incentive compensation plans or arrangements of the Company (including transaction-related and other special purpose bonuses), but excluding any such payments that qualify for exemption under Section 162(m).

                 2. Interest Crediting. Any amounts deferred for later payment pursuant to paragraph 1 above shall accrue interest at a rate equal to the prime commercial lending rate of The Chase Manhattan Bank, N.A. as in effect at the beginning of each calendar quarter of the deferral period, compounded quarterly, from the date the amount would otherwise have been made to the Executive, but for the provisions of this Agreement, until the business day prior to the date of payment of the Deferred Amounts pursuant to paragraph 3 below.

                 3. Payment of Deferred Amounts. Any portion of the Bonus Payments that is not paid to the Executive as a result of the limitation imposed by paragraph 1 above, together with interest credits in accordance with paragraph 2 above (collectively, the "Deferred Amounts"), shall be paid to the Executive in full within 10 business days of the earlier of (i) his termination of employment from the Company for any reason or (ii) the occurrence of a "Change in Control of the Corporation," as defined under the Company's 1997 Long-Term Incentive Plan (or any successor plan); provided, however, that all or any portion of the Deferred Amounts shall be paid to the Executive in any earlier year or years to the extent that (i) such amount, together with all other "applicable employee remuneration" for such year, would not be disallowed as a federal income tax deduction by the Company for such year because of the limitation imposed by Section 162(m), as determined in good faith by the Company in its sole discretion and (ii) the year of payment follows by at least one complete calendar year the year in which the Bonus Payment would have been made to the Executive but for the provisions of this Agreement.

                 4. Tax Withholding. The Company shall be entitled to withhold for the payment of taxes all amounts required to be withheld under federal, state and local income and other tax laws, including, without limitation, all employment taxes that may be required to be paid on the Deferred Amounts.

                 5. Unsecured Rights; Nontransferability. The Executive's rights under this Agreement shall be those of a general unsecured creditor of the Company, and all payments to the Executive of the Deferred Amounts shall be made from the general assets of the Company. Notwithstanding the foregoing, the Company may in its discretion set aside funds to satisfy its obligations hereunder through the establishment of a grantor trust subject to the claims of the Company's creditors, or through any other set aside of funds





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that is held in the Company's general assets.  The Executive's rights under the
Agreement may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached or garnished by creditors of the Executive.

                 6. Successors; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company. This Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive. The Executive shall be entitled to designate a beneficiary for the payment of any Deferred Amounts to which the Executive is entitled under this Agreement upon his death.

                 7. General. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 THE COMPANY



                                 /s/ SCOTT L. STANTON
                                 --------------------------------
                                 By:
                                 John Alden Financial Corporation


                                 THE EXECUTIVE



                                 /s/ GLENDON E. JOHNSON
                                 --------------------------------
                                 Glendon E. Johnson





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